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# First Tower Finance Company LLC and Subsidiaries

## Consolidated Financial Statements (Unaudited)

December 31, 2020

**First Tower Finance Company LLC and Subsidiaries**

**Table of Contents**
**December 31, 2020**

## Consolidated Financial Statements (Unaudited)

| | |
|---|---|
| Consolidated Balance Sheet (Unaudited) | 1 |
| Consolidated Statement of Operations and Comprehensive Income (Unaudited) | 2 |
| Consolidated Statement of Changes in Members' Equity (Unaudited) | 3 |
| Consolidated Statement of Cash Flows (Unaudited) | 4 - 5 |
| Notes to Consolidated Financial Statements (Unaudited) | 6 - 28 |

**First Tower Finance Company LLC and Subsidiaries**

**Consolidated Balance Sheet (Unaudited)**
**December 31, 2020**

| | 2020 |
|---|---|
| **Assets** | |
| Cash and cash equivalents | $ 10,639,235 |
| Investment in equity securities | 2,215,983 |
| Debt securities available for sale | 63,391,927 |
| | |
| Net finance receivables | 606,343,633 |
| Unearned premiums | (50,718,002) |
| Policy claim reserves | (3,083,540) |
| Net finance receivables, less unearned premiums and policy claim reserves | 552,542,091 |
| | |
| Other receivables | 1,376,036 |
| Real estate acquired by foreclosure | 337,787 |
| Property and equipment, net | 24,606,022 |
| Deferred policy acquisition costs | 1,274,110 |
| Intangible assets, net | 10,376,375 |
| Goodwill, net | 136,176,452 |
| Refundable income taxes | 168,906 |
| Other assets | 477,105 |
| **Total assets** | $ 803,582,029 |
| | |
| **Liabilities and Members' Equity** | |
| Liabilities: | |
| Notes payable | $ 428,594,233 |
| Subordinated notes payable to members | 339,981,294 |
| Accounts payable and accrued expenses | 15,747,192 |
| Other liabilities | 2,227,991 |
| Deferred tax liabilities, net | 8,341,504 |
| **Total liabilities** | 794,892,214 |
| | |
| Commitments and contingencies (Notes 14, 18 and 19) | |
| | |
| Members' Equity: | |
| Class A members | 5,752,245 |
| Class B members | 11,672 |
| Class C members | - |
| Class D members | 595,857 |
| Accumulated other comprehensive income, net of income tax effect of approximately $777,000 | 2,330,041 |
| **Total members' equity** | 8,689,815 |
| **Total liabilities and members' equity** | $ 803,582,029 |

No assurance is provided on these consolidated financial statements
as Carr, Riggs, & Ingram, LLC did not perform audit, review, or compilation procedures.

**First Tower Finance Company LLC and Subsidiaries**

**Consolidated Statement of Operations and Comprehensive Income (Unaudited)**
**Year Ended December 31, 2020**

| | 2020 |
|---|---|
| Revenues: | |
| Interest and fee income from finance receivables | $ 206,673,761 |
| Insurance premiums | 38,103,200 |
| Net investment income | 1,164,333 |
| Unrealized gains on equity securities | 107,430 |
| Net realized investment gains | 524,575 |
| Other income | 15,764,101 |
| **Total revenues** | 262,337,400 |
| | |
| Expenses: | |
| Interest expense | 88,723,064 |
| Policyholders' benefits | 8,378,868 |
| Salaries and fringe benefits | 50,387,988 |
| Provision for credit losses | 53,823,289 |
| Other operating expenses | 42,284,875 |
| Management fees | 15,489,464 |
| **Total expenses** | 259,087,548 |
| **Income before income taxes** | 3,249,852 |
| Income tax expense | 405,667 |
| **Net income** | 2,844,185 |
| | |
| Other comprehensive income, net of income tax effects of approximately $356,000 | |
| Unrealized holding gains on securities | 1,474,954 |
| Reclassification adjustments for amounts included in net income | (409,473) |
| **Other comprehensive income** | 1,065,481 |
| **Comprehensive income** | $ 3,909,666 |

No assurance is provided on these consolidated financial statements
as Carr, Riggs, & Ingram, LLC did not perform audit, review, or compilation procedures.

**First Tower Finance Company LLC and Subsidiaries**

**Consolidated Statement of Changes in Members' Equity (Unaudited)**
**Year Ended December 31, 2020**

| | Class A Members Equity | Class B Members Equity | Class D Members Equity | Accumulated Other Comprehensive Income | Total |
|---|---|---|---|---|---|
| Balance, January 1, 2020 | $ 2,909,679 | $ 10,053 | $ 526,097 | $ 1,264,560 | $ 4,710,389 |
| Member compensation vested | - | - | 69,760 | - | 69,760 |
| Net income | 2,842,566 | 1,619 | - | - | 2,844,185 |
| Change in net unrealized gain on debt securities available for sale | - | - | - | 1,065,481 | 1,065,481 |
| **Balance, December 31, 2020** | $ 5,752,245 | $ 11,672 | $ 595,857 | $ 2,330,041 | $ 8,689,815 |

No assurance is provided on these consolidated financial statements
as Carr, Riggs, & Ingram, LLC did not perform audit, review, or compilation procedures.

**First Tower Finance Company LLC and Subsidiaries**

**Consolidated Statement of Cash Flows (Unaudited)**
**Year Ended December 31, 2020**

| | | **2020** |
|---|---|---|
| Cash Flows From Operating Activities | | |
| Net income | $ | 2,844,185 |
| Adjustments to reconcile net income to net cash provided by operating activities: | | |
| Depreciation and amortization | | 7,132,464 |
| Amortization of discount on securities, net | | 995,008 |
| Gain on sales of investments, net | | (524,575) |
| Unrealized gain on equity securities held | | (107,430) |
| Loss (gain) loss on sales of assets | | 47,850 |
| Loss from sales and impairments of real estate acquired by foreclosure | | 83,044 |
| Deferred income tax benefit | | 436,466 |
| Provision for credit losses | | 53,823,289 |
| Member compensation expense | | 69,760 |
| Net loan costs deferred | | (1,763,494) |
| Changes in operating assets and liabilities | | |
| Other receivables | | (187) |
| Other assets | | (47,397) |
| Deferred policy acquisition cost | | (35,635) |
| Policy claim reserves | | 251,481 |
| Accounts payable and accrued expenses | | 4,848,513 |
| Unearned premiums and commissions | | 1,729,075 |
| Other liabilities | | (801) |
| **Net cash provided by operating activities** | $ | 69,781,616 |

(Continued)

**First Tower Finance Company LLC and Subsidiaries**

**Consolidated Statement of Cash Flows (Unaudited) (Continued)**
**Year Ended December 31, 2020**

| | 2020 |
|---|---|
| Cash Flows From Investing Activities | |
| Loans originated | $ (832,529,686) |
| Loans repaid or sold | 770,471,653 |
| Proceeds from sales of investment in real estate | 123,911 |
| Proceeds from calls or maturities of debt securities | 4,935,672 |
| Proceeds from sales of debt securities | 19,607,286 |
| Purchase of equity securities | (30,369) |
| Purchases of debt securities | (25,915,980) |
| Proceeds from sales of property and equipment | 36,366 |
| Purchase of property and equipment | (2,060,677) |
| **Net cash used in investing activities** | (65,361,824) |
| Cash Flows From Financing Activities | |
| Net changes in short-term borrowings | 5,166,278 |
| Debt issue cost paid | (720,000) |
| Proceeds from issuance of new credit facility | 410,156,054 |
| Repayment of revolving credit facility | (410,156,054) |
| Paid-in-kind rate interest added to principal (paid) | (7,265,635) |
| **Net cash used in financing activities** | (2,819,357) |
| **Increase in cash and cash equivalents** | 1,600,435 |
| Cash and cash equivalents | |
| Beginning of year | 9,038,800 |
| End of year | $ 10,639,235 |
| Supplemental Disclosures of Cash Flow Information | |
| Non-cash activity - real estate acquired by foreclosure in satisfaction of finance receivables | $ 174,000 |
| Cash payments for interest on notes payable | $ 14,956,000 |
| Cash payments for interest, including paid-in-kind interest, on subordinated notes payable to members | $ 74,163,000 |
| Income taxes paid | $ 22,000 |

No assurance is provided on these consolidated financial statements
as Carr, Riggs, & Ingram, LLC did not perform audit, review, or compilation procedures.

## Note 1. Description of Business

First Tower Finance Company LLC is a Mississippi limited liability company, which wholly-owns First Tower, LLC. First Tower, LLC is engaged in consumer lending and related insurance activities through its wholly-owned subsidiaries Tower Loan of Mississippi, LLC, Tower Loan of Illinois, LLC, First Tower Loan, LLC, Gulfco of Mississippi, LLC, Gulfco of Alabama, LLC, Gulfco of Louisiana, LLC, Tower Loan of Missouri, LLC, Harrison Finance, LLC, and Tower Auto Loan, LLC. Tower Loan of Mississippi, LLC is the sole member of American Federated Holding Company, which has two wholly-owned subsidiaries, American Federated Insurance Company (AFIC), and American Federated Life Insurance Company (AFLIC). These entities are collectively referred to as "the Company". The Company acquires and services finance receivables (direct loans, real estate loans and sales finance contracts) through branch offices located in Mississippi, Louisiana, Alabama, Illinois and Missouri. In addition, the Company writes credit insurance when requested by its loan customers.

**Government Regulation:** The Company is subject to various state and federal laws and regulations in each of the states in which it operates that are enforced by the respective state regulatory authorities. These state laws and regulations impact the economic terms of the Company's products. In addition, these laws regulate collection procedures, the keeping of books and records and other aspects of the operation of consumer finance companies. As a result, the terms of products offered by the Company vary among the states in which it operates in order to comply with each state's specific laws and regulations.

Each of the Company's branch offices is separately licensed under the laws of the state in which the office is located. Licenses granted by the regulatory agencies in these states are subject to renewal every year and may be revoked for failure to comply with applicable state and federal laws and regulations.

The Company is also subject to state regulations governing insurance agents in the states in which it sells credit insurance. State insurance regulations require that insurance agents be licensed; govern the commissions that may be paid to agents in connection with the sale of credit insurance and limit the premium amount charged for such insurance.

## Note 2. Summary of Significant Accounting Policies

**Principles of Consolidation:** The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

**Basis of Accounting:** The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP). The Financial Accounting Standards Board (FASB) provides authoritative guidance regarding GAAP through the Accounting Standards Codification (ASC) and related Accounting Standards Updates (ASUs).

**Use of Estimates:** In preparing its financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheet and the reported amounts of revenues and expenses for the year ended December 31, 2020. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to change include the determination of the allowance for credit losses, policy claim reserves, evaluation of goodwill for impairment, realization of deferred tax assets and liabilities and the valuation of investments.

**Note 2. Summary of Significant Accounting Policies (Continued)**

On occasions when pricing service data is unavailable, the Company may rely on bid/ask spreads from dealers in determining fair value. To the extent the Company determines that a price or quote is inconsistent with actual trading activity observed in that investment or similar investments, or if the Company does not think the quote is reflective of the market value for the investment, the Company internally develops a fair value using this other market information and discloses the input as a Level 3.

**Finance Receivables:** Generally, finance receivables are classified as held for investment based on management's intent at the time of origination. The Company determines classification on a loan-by-loan basis. Finance receivables are classified as held for investment due to the Company's ability and intent to hold there assets until their contractual maturities. The Company carries finance receivables at amortized cost, which includes accrued finance charges, net unamortized deferred origination costs and unamortized points and fees, unamortized net premiums and discounts on purchased finance receivables, and unamortized finance charges on precomputed receivables.

The cash flows from finance receivables held for investment are included in the consolidated statements of cash flows as investing activities, except for collections of interest, which are included as cash flows from operating activities. The Company may finance certain insurance products offered to its customers as part of finance receivables. In such cases, the insurance premium is included as an operating cash inflow and the financing of the insurance premium is included as part of the finance receivable as an investing cash flow in the consolidated statements of cash flows.

**Real Estate Acquired by Foreclosure:** The Company records real estate acquired by foreclosure at fair value, less estimated costs to sell, at the time of foreclosure. Any resulting loss on foreclosure is charged to the allowance for credit losses and a new basis is established in the property. A valuation allowance and a corresponding charge to operations is established to reflect declines in value subsequent to acquisition, if any, below the new basis. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

**Property and Equipment:** Property and equipment are stated at cost. Depreciation is computed using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income when incurred; significant improvements and betterments are capitalized. The Company evaluates the recoverability of property, plant and equipment and other long-term assets when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, based upon expectations of non-discounted cash flows and operating income.

**Goodwill and Other Intangible Assets:** Goodwill is tested for impairment at least annually, or on an interim basis if an event occurs or circumstances change that would more than likely not reduce the fair value of the Company (considered as one reporting unit) below its carrying value. Under ASC 350-20, the Company has the option to first assess qualitative factors to determine whether the quantitative impairment test is necessary. If the qualitative assessment indicates that it is more likely than not that goodwill is impaired, the Company will perform the quantitative test to compare the Company's fair value to its carrying value. The Company used the qualitative assessment as of December 31, 2020. Other intangible assets consist of trade names, sales finance relationships, non-competition and license agreements and internally developed technology. Intangible assets are reviewed for events and or circumstances which could impact the recoverability of the intangible asset, such as a loss of significant relationships, increased competition or adverse changes in the economy. No impairment was identified for the Company's goodwill or its other intangible assets during 2020.

**Note 2. Summary of Significant Accounting Policies (Continued)**

**Investment in Equity Securities:** The Company has an investment in a large capitalization equity mutual fund which is classified as an equity security. Changes in the unrealized gains and losses of equity security investments are recognized through earnings. Dividends on equity securities are recognized in net investment income. Realized gains and losses on sales of equity securities are determined using the specific identification method.

**Debt Securities Available for Sale:** Investments in debt securities are classified as available for sale. Available for sale debt securities are carried at fair value, with changes in the fair value of such securities being reported as other comprehensive income (loss), net of related deferred income taxes (benefit). When the fair value of a debt security falls below carrying value, an evaluation must be made to determine if the unrealized loss is a temporary or other than temporary impairment. Impaired debt securities that are not deemed to be temporarily impaired are written down to net realizable value by a charge to earnings to the extent the impairment is related to credit losses or if the Company intends, or more-likely-than not will be required, to sell the security before recovery of the security's amortized cost basis. In estimating other than temporary impairments, the Company considers the duration of time and extent to which the amortized cost exceeds fair value, the financial condition of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for anticipated recovery in fair value.

Premiums and discounts on debt securities are recognized as adjustments to net investment income by the interest method over the period to maturity and adjusted for prepayments as applicable. Realized gains and losses on sales of debt securities are determined using the specific identification method.

**Fair Value Measurements:** The Company carries its equity securities, and its debt securities available-for-sale at fair value on a recurring basis and measures certain other assets and liabilities at fair value on a nonrecurring basis using a hierarchy of measurements which requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Three levels of inputs are used to measure fair value:

**Level 1** Valuations based on unadjusted quoted prices for identical assets in active markets accessible at the measurement date.

**Level 2** Valuations derived from (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in inactive markets; (iii) inputs other than quoted prices that are observable for the asset or liability; and (iv) inputs that are derived principally from, or corroborated by, observable market data by correlation or other means.

**Level 3** Valuations derived from unobservable (supported by little or no market activity) inputs that reflect an entity's best estimate of what hypothetical market participants would use to determine a transaction price at the reporting date.

When quoted market prices in active markets are unavailable, the Company determines fair value using various valuation techniques and models based on a range of observable market inputs including pricing models, quoted market price of publicly traded securities with similar duration and yield, time value, yield curve, prepayment speeds, default rates and discounted cash flow. In most cases, these estimates are determined based on independent third party valuation information, and the amounts are disclosed as Level 2. Generally, the Company obtains a single price or quote per instrument from independent third parties to assist in establishing the fair value of these investments.

If quoted market prices and independent third party valuation information are unavailable, the Company produces an estimate of fair value based on internally developed valuation techniques, which, depending on the level of observable market inputs, will render the fair value estimate as Level 2 or 3.

## Note 2. Summary of Significant Accounting Policies (Continued)

**Debt Issue Costs:** Debt issue costs are included as a reduction of the related notes payable. Debt issue costs represent costs associated with obtaining the Company's credit facility, and are amortized on a straight-line basis over the life of the related financing agreement. Amortization expense approximated $177,000 for the year ended December 31, 2020 and is included in interest expense.

**Deferred Policy Acquisition Costs:** Costs incurred to acquire credit insurance policies are deferred and amortized using the same methods the Company uses to earn the related insurance premiums.

**Income Recognition:** Precomputed finance charges are included in the gross amount of the Company's finance receivables. These precomputed charges are deferred and recognized as income on an accrual basis using the effective interest method over the terms of receivables. However, with certain exceptions, state regulations allow interest refunds to be made according to the Rule of 78's method for payoffs and renewals. Since a significant percentage of the Company's precomputed accounts are paid off or renewed prior to maturity, the result is that a majority of the precomputed accounts effectively yield on a Rule of 78's basis. The difference between income previously recognized under the interest method and the Rule of 78's method is recognized as an adjustment to interest income at the time of the renewal or payoff.

Insurance premiums on credit life and accident and health policies written by the Company are earned over the term of the policy using the pro-rata method, for level-term life policies, and the effective yield method, for decreasing-term life policies. Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method. Property and casualty credit insurance premiums written by the Company are earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

**Revenue from Contracts with Customers:** ASC 606, "*Revenue from Contracts with Customers*" creates a single framework for recognizing revenue from contracts with customers that fall within its scope and revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as other real estate owned (OREO). The majority of the Company's revenues come from interest income, insurance premiums and other sources that are outside the scope of ASC 606. The Company's services that fall within the scope of ASC 606 are presented within other income and are recognized as revenue as the Company satisfies its obligation to the customer. Services within the scope of ASC 606 for the Company include (i) commissions earned from contracts with customers for the sale of accidental death and dismemberment insurance coverage and motor club memberships and (ii) the sale of real estate acquired through foreclosure.

- *Commissions Earned:* The Company earns commissions from the sale of accidental death and dismemberment insurance coverage and from motor club memberships to finance customers. These commissions are recognized at the time of origination. The Company has no future performance obligations related to the sale of these products. Other income includes commissions earned of approximately $13,130,000 for the year ended December 31, 2020.

- *Sale of Real Estate Acquired by Foreclosure:* When the Company finances the sale of real estate acquired through foreclosure to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the real estate acquired through foreclosure asset is derecognized and loss on sale is recorded upon the transfer of control of the property to the buyer, if the book value of the receivable is lower than the value of property. No gain is recognized should the value of the property exceed the value of the receivable from the buyer. In determining the loss on the sale, the Company adjusts the transaction price and related loss on sale if a significant financing component is present. Should sales proceeds exceed the amount of the loan receivable at the time of foreclosure, the excess is paid to the borrower.

## Note 2. Summary of Significant Accounting Policies (Continued)

**Acquired Loans:** For acquired loans that have experienced deterioration of credit quality between origination and the Company's acquisition of the loans, the amount paid for the loans reflects the Company's determination that it is probable the Company will be unable to collect all amounts due according to the loan's contractual terms. At acquisition, the Company reviews each loan to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that the Company will be unable to collect all amounts due according to the loan's contractual terms. If both conditions exist, the Company determines whether such loans will be assembled into pools of loans based on common risk characteristics. The Company determines the excess of the loan's or pool's scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should be accreted. There were no such loans for the year ended December 31, 2020.

**Allowance for Credit Losses:** For periods subsequent to the acquisition date of acquired loans and for finance receivables originated by the Company, the allowance for credit losses is determined by several factors based upon each portfolio segment. Segments in the finance receivable portfolio include personal property, real estate and sales finance. Historical loss experience is the primary factor in the determination of the allowance for credit losses. An evaluation is performed to compare the amount of accounts charged off, net of recoveries of such accounts, in relation to the average net outstanding finance receivables for the period being reviewed. Historically, management has found that this methodology has provided an adequate allowance due to the Company's loan portfolio segments consisting of a large number of smaller balance homogeneous finance receivables. Further, management routinely evaluates the inherent risks and change in the volume and composition of the Company's finance receivable portfolio based on its extensive experience in the consumer finance industry in consideration of estimating the adequacy of the allowance. Also considered are delinquency trends, economic conditions, and industry factors. Provisions for credit losses are charged to income in amounts sufficient to maintain an allowance for credit losses at a level considered adequate to cover the probable incurred loss inherent in the finance receivable portfolio. Since the estimates used in determining the allowance for credit losses are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change. Interest on past due finance receivables is recognized until charge-off. Finance receivables are generally charged off when they are five months contractually past due.

**Policy Claim Reserves:** Policy claim reserves represent (i) the liability for losses and loss-adjustment expenses related to credit property insurance and (ii) the liabilities for future policy benefits related to credit life and accident and health insurance. The liability for loss and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount based on past experience, for losses incurred but not reported. The liabilities for future policy benefits have been computed utilizing accepted actuarial techniques. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed, and any adjustments are reflected in earnings currently.

**Note 2. Summary of Significant Accounting Policies (Continued)**

**Income Taxes:** First Tower Finance Company LLC and its finance company subsidiaries are limited liability companies organized as partnerships for federal and state tax purposes and are not considered taxable entities. Taxable income or loss is reported by the Company's members on their respective tax returns in accordance with the limited liability agreement.

American Federated Holding Company and its wholly-owned subsidiaries, AFIC and AFLIC, are subject to income taxes at the corporate level. As such, deferred income taxes are provided for temporary differences between financial statement carrying amounts of assets and liabilities and their respective bases for income tax purposes using enacted tax rates in effect in the years in which the differences are expected to reverse.

Potential exposures involving tax positions taken that may be challenged by taxing authorities contain assumptions based upon past experiences and judgments about potential actions by taxing jurisdictions. Management does not believe that the ultimate settlement of these items will result in a material amount. With limited exceptions, AFIC and AFLIC are no longer subject to income tax examinations prior to 2017.

**Cash and Cash Equivalents:** For purposes of the consolidated statements of cash flows, the Company considers certificates of deposit and all short-term securities with original maturities of three months or less to be cash equivalents.

**Comprehensive Income (Loss):** Comprehensive income (loss) for the Company consists of net income (loss) and changes in unrealized gains (losses) on investment securities classified as available-for-sale, net of taxes, and are presented in the consolidated statements of operations and comprehensive loss.

**Advertising:** Advertising costs are expensed as incurred. Advertising expenses approximated $7,856,000 for the year ended December 31, 2020.

**Share-Based Compensation:** The Company entered into employment agreements with certain executives and, in connection therewith, granted member interests consisting of Class D share awards, which vest over a ten year period. Compensation expense for these awards is determined based on the estimated fair value of the shares awarded on the applicable grant or award date, June 14, 2012, and is recognized over the applicable award's vesting period.

**Accumulated Other Comprehensive Income (Loss):** The Company has recorded certain amounts directly to a component of total members' equity (deficit) reflected on the consolidated balance sheet as accumulated other comprehensive income (loss). Such amounts include unrealized gains and losses on available for sale securities, net of the related income tax effect. Realized losses attributable to the credit component of an other-than-temporary security impairment are reclassified to earnings.

**Subsequent events:** The Company has evaluated its subsequent events (events occurring after December 31, 2020) through August 23, 2021, which represents the date the financial statements were available to be issued, and determined there were no events that require disclosure. No subsequent events occurring after this date were determined to be necessary to include in these consolidated financial statements.

## Note 2. Summary of Significant Accounting Policies (Continued)

**Newly Adopted Accounting Pronouncements:** In January 2017, the FASB issued *ASU 2017-04, "Intangibles - Goodwill and Others (Topic 350): Simplifying the Test for Goodwill Impairment"*. The guidance simplifies the current two-step goodwill impairment test by eliminating Step 2 of the test. The guidance requires a one-step impairment test in which an entity compares the fair value of a reporting unit with its carrying amount and recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value, if any. ASU 2017-04 became effective for the Company on January 1, 2020 and did not have a significant impact on the Company's consolidated financial statements.

In March 2017, the FASB issued *ASU 2017-08, "Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities"*. The ASU shortens the amortization period for certain callable debt securities held at a premium and requires the premium to be amortized to the earliest call date. However, the new guidance does not require an accounting change for securities held at a discount whose discount continues to be amortized to maturity. ASU 2017-08 became effective for the Company on January 1, 2020 and did not have a significant impact on the Company's consolidated financial statements.

In August 2018, the FASB issued *ASU 2018-13, "Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement"*. ASU 2018-13 modifies the disclosure requirements on fair value measurements in Topic 820. ASU 2018-13 removed disclosures no longer considered cost beneficial, modified/clarified the specific requirements of certain disclosures, and added disclosure requirements identified as relevant. ASU 2018-13 became effective for the Company on January 1, 2020 and did not have a significant impact on the Company's consolidated financial statements.

In March 2020, the FASB issued *ASU 2020-04, "Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting"*. ASU 2020-04 provides optional expedients and exceptions for accounting related to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. ASU 2020-04 applies only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate, expected to be discontinued because of reference rate reform and do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. ASU 2020-04 was effective upon issuance and generally can be applied through December 31, 2022. The adoption of ASU 2020-04 did not significantly impact the Company's financial statements.

In January 2021, the FASB issued *ASU 2021-01, "Reference Rate Reform (Topic 848): Scope"*. ASU 2021-01 clarifies that certain optional expedients and exceptions in ASC 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. ASU 2021-01 also amends the expedients and exceptions in ASC 848 to capture the incremental consequences of the scope clarification and to tailor the existing guidance to derivative instruments affected by the discounting transition. ASU 2021-01 became effective upon issuance and generally can be applied through December 31, 2022. The adoption of ASU 2021-01 did not significantly impact the Company's financial statements.

**Note 2. Summary of Significant Accounting Policies (Continued)**

**Future Accounting Guidance:** In February 2016, the FASB issued *ASU 2016-02, "Leases"*, which establishes a comprehensive lease standard under GAAP for virtually all industries. The FASB issued additional amendments related to ASU 2016-02: (1*) ASU 2018-01 "Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842"; (2) ASU 2018-10, "Codification Improvements to Topic 842, Leases"; and (3) ASU 2018-11, "Leases (Topic 842): Targeted Improvements"*. The new standard and related amendments require lessees to recognize a right of use asset and a lease liability for virtually all of their leases, other than leases that meet the definition of short-term leases. ASU 2019-10 was issued due to the transition challenges of public companies, which are often more significant in small private and nonprofit entities. Further, ASC 842-10-S65 states the SEC would not object to a public business entity (PBE) that would otherwise not meet the PBE definition except for the inclusion of its financial statements in another entity's filing with the SEC adopting ASC 842 in fiscal 2021. As amended by ASU 2020-05, the effective date for ASU 2016-02 is for annual periods beginning after December 15, 2021, including interim periods therein. As a result, the Company has not adopted ASU 2016-02. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, "*Financial Instruments – Credit Losses (Topic 326)*". ASU 2016-13 issued amended guidance on reporting credit loses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, the amended guidance eliminates the probable recognition threshold, and, instead requires an entity to reflect the current estimate of all expected credit losses. For available for sale debt securities, credit losses are measured in a manner similar to current GAAP, however the amended guidance required that credit losses be presented as an allowance rather than as a permanent impairment. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. ASU 2016-13 is effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In August 2018, the FASB issued *ASU 2018-12, "Financial Services—Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts"* which improves financial reporting for insurance companies that issue long-duration contracts, such as life insurance, disability income, long-term care, and annuities. The amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application of the amendments is permitted. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In December 2019, the FASB issued *ASU 2019-12, "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes"* which eliminates certain exceptions related to the approach for tax allocations and calculations and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. This standard is effective for fiscal years beginning after December 15, 2020, for public business entities. Early adoption is permitted. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In October 2020, the FASB issued *ASU 2020-08, "Codification Improvements to Subtopic 310-20, Receivables - Nonrefundable Fees and Other Costs"*. ASU 2020-08 clarifies the accounting for the amortization of purchase premiums for callable debt securities with multiple call dates. ASU 2020-8 will be effective for fiscal years beginning after December 15, 2020, for public business entities. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

## Note 3. Debt Securities

The cost or amortized cost of debt securities available for sale and their fair values at December 31, 2020 were as follows:

| *December 31, 2020* | Cost or Amortized Cost | Fair Value | Gross Unrealized Gains | Gross Unrealized Losses |
|---|---|---|---|---|
| Debt securities: | | | | |
| U.S. Government agencies and corporations | $ 10,509,707 | $ 10,751,900 | $ 256,444 | $ 14,251 |
| Obligations of states and political subdivisions | 35,850,539 | 37,877,831 | 2,033,452 | 6,160 |
| Industrial and miscellaneous | 13,794,331 | 14,630,696 | 836,822 | 457 |
| Commercial mortgage-backed securities | 124,830 | 131,500 | 6,670 | - |
| Total debt securities | $ 60,279,407 | $ 63,391,927 | $ 3,133,388 | $ 20,868 |

As of December 31, 2020, accumulated other comprehensive income includes unrealized gains on available for sale debt securities, net of income tax effects, of approximately $2,330,000.

The length of time impaired available-for-sale debt securities have been held in a loss position are as follows:

| | Less than 12 months | | 12 months or more | | Total | |
|---|---|---|---|---|---|---|
| *December 31, 2020* | Fair Value | Unrealized Losses | Fair Value | Unrealized Losses | Fair Value | Unrealized Losses |
| U.S. Government agencies and corporations | $ 3,941,351 | $ 14,251 | $ - | $ - | $ 3,941,351 | $ 14,251 |
| Obligations of states and political subdivisions | 535,631 | 1,939 | 288,203 | 4,221 | 823,834 | 6,160 |
| Industrial and miscellaneous | 214,695 | 457 | - | - | 214,695 | 457 |
| Total | $ 4,691,677 | $ 16,647 | $ 288,203 | $ 4,221 | $ 4,979,880 | $ 20,868 |

Substantially all gross unrealized losses at December 31, 2020 and 2019 were attributable to interest rate changes rather than an adverse change in cash flows or a fundamental weakness in the credit quality of the issuer or the underlying assets and are thus considered temporarily impaired. Due to the issuers' continued satisfaction of the securities' obligations in accordance with contractual terms, the expectation that they will continue to do so and the Company's intent and ability to hold these investments, management believes the securities in unrealized loss positions are temporarily depressed. As of December 31, 2020 the Company had 8 debt securities with temporary impairments, including 4 U.S. government securities, 4 securities classified as obligations of state and political subdivisions, and 2 securities classified as corporate securities.

Management of the Company evaluates debt securities for other-than-temporary impairment ("OTTI") no less than annually or when economic or market concerns warrant such evaluation. The evaluation is based upon factors such as the creditworthiness of the issuer, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

The Company segregates the OTTI impact on impaired securities where impairment in value was deemed to be other than temporary between the component representing credit loss and the component representing loss related to other factors.

**Note 3. Debt Securities (Continued)**

The Company assesses whether a credit loss exists by considering whether (i) the Company has the intent to sell the security, (ii) it is more likely than not that it will be required to sell the security before recovery, or (iii) it does not expect to recover the entire amortized cost basis of a debt security. The portion of the fair value decline attributable to credit loss is recognized as a charge to earnings. The credit loss evaluation is determined by comparing the present value of the cash flows expected to be collected, discounted at the rate in effect before recognizing any OTTI with the amortized cost basis of the debt security. The Company uses the cash flow expected to be realized from the security, which includes assumptions about interest rates, timing and severity of defaults, estimates of potential recoveries, the cash flow distribution from the bond indenture and other factors, then applies a discount rate equal to the effective yield of the security. The difference between the present value of the expected cash flows and the amortized book value is considered a credit loss. The difference between the fair market value and the security's remaining amortized cost is recognized in other comprehensive income or loss. The Company did not recognize any OTTI in 2020.

The amortized cost and fair value of debt securities at December 31, 2020, by contractual maturity, is shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepay penalties.

| *December 31, 2020* | Cost or Amortized Cost | Fair Value |
|---|---|---|
| Due in one year or less | $ 4,417,510 | $ 4,453,133 |
| Due after one year but less than five years | 27,378,843 | 28,539,102 |
| Due after five years but less than ten years | 25,925,739 | 27,745,606 |
| Due after ten years | 2,432,485 | 2,522,586 |
| Commercial mortgage-backed securities | 124,830 | 131,500 |
| Total debt securities | $ 60,279,407 | $ 63,391,927 |

Investment securities with amortized cost of approximately $3,221,000 and with estimated fair values of $3,420,000 at December 31, 2020, were pledged by the Company with various states as required by state law.

Major categories of net investment income are summarized as follows for the year ended December 31, 2020:

| *December 31,* | 2020 |
|---|---|
| Debt securities | $ 1,348,987 |
| Equity securities | 30,369 |
| Commercial mortgage-backed securities | 6,000 |
| Cash and short-term investments | 23,768 |
| | 1,409,124 |
| Investment expenses | (244,791) |
| Net investment income | $ 1,164,333 |

## Note 3. Debt Securities (Continued)

Net realized investment gains are summarized as follows for the year ended December 31, 2020:

| *December 31,* | 2020 |
|---|---|
| Gross realized gains on sale of debt securities available for sale | $ 561,156 |
| Gross realized losses on sale of debt securities available for sale | (15,556) |
| Gross realized loss on other invested assets | (21,025) |
| Net realized investment gains | $ 524,575 |

Proceeds from sales of debt securities available for sale aggregated approximately $19,607,000 for the year ended December 31, 2020.

## Note 4. Finance Receivables

Finance receivables were as follows:

| *December 31,* | 2020 |
|---|---|
| Consumer finance receivables: | |
| Personal property | $ 749,477,701 |
| Real estate | 24,871,169 |
| Sales finance | 155,468,721 |
| | 929,817,591 |
| Add (deduct): | |
| Net deferred origination costs | 9,395,619 |
| Unearned income | (267,125,430) |
| Allowance for credit losses | (65,744,147) |
| Finance receivables, net | $ 606,343,633 |

Changes in the allowance for credit losses were as follows during the year ended December 31, 2020:

| *December 31,* | 2020 |
|---|---|
| Balance at beginning of year | $ 68,715,910 |
| Provision for credit losses | 53,823,289 |
| Receivables charged-off | (76,172,450) |
| Charge-offs recovered | 19,377,398 |
| Balance at end of year | $ 65,744,147 |

## Note 4. Finance Receivables (Continued)

The balance in the allowance for credit losses by portfolio segment at December 31, 2020 was as follows:

| *December 31, 2020* | Balance at Beginning of Period | Charge-offs | Recoveries | Provision for Credit Losses | Balance at End of Period | Finance Receivables at End of Period | Allowance as Percentage of Finance Receivables at End of Period |
|---|---|---|---|---|---|---|---|
| Personal Property | $ 64,828,023 | $ (71,290,960) | $ 18,037,089 | $ 50,229,861 | $ 61,804,013 | $ 545,055,327 | 11.3% |
| Real Estate | 63,226 | (116,279) | 53,417 | 162,137 | 162,501 | 17,196,934 | 0.9% |
| Sales Finance | 3,824,661 | (4,765,211) | 1,286,892 | 3,431,291 | 3,777,633 | 100,439,900 | 3.8% |
| Total loans | $ 68,715,910 | $ (76,172,450) | $ 19,377,398 | $ 53,823,289 | $ 65,744,147 | $ 662,692,161 | 9.9% |

Finance receivables at the end of the period represents consumer finance receivables less unearned income and unearned discount on acquired loans.

The Company classifies delinquent accounts based upon the number of contractual installments past due. An aging of delinquent gross finance receivables as of December 31, 2020 is as follows:

| *December 31, 2020* | Current | Past Due 30-90 Days | Past Due 91-150 Days | Past Due Greater Than 150 Days | Total |
|---|---|---|---|---|---|
| Personal Property | $ 686,548,270 | $ 50,772,459 | $ 12,155,801 | $ 1,171 | 749,477,701 |
| Real Estate | 23,199,710 | 1,550,504 | 34,626 | 86,323 | 24,871,163 |
| Sales Finance | 150,927,348 | 3,665,224 | 871,785 | 4,370 | 155,468,727 |
| Gross Finance Receivables | $ 860,675,328 | $ 55,988,187 | $ 13,062,212 | $ 91,864 | $ 929,817,591 |
| *Percentage of total receivables* | **92.56%** | **6.02%** | **1.41%** | **0.01%** | **100.00%** |

Nonperforming loans consisted of loans past due greater than 150 days and approximated $92,000 at December 31, 2020. Additionally, the Company had gross finance receivables relating to customers in bankruptcy and which the terms of the original contract have been modified approximating $4,028,000 at December 31, 2020.

## Note 5. Property and Equipment

Property and equipment at December 31, 2020 is as follows:

| | Estimated Useful Lives | December 31, 2020 |
|---|---|---|
| Land | | $ 441,890 |
| Building and improvements | 15 to 40 years | 3,805,344 |
| Office furniture and fixtures | 5 to 10 years | 3,266,786 |
| Information systems equipment | 3 to 5 years | 20,965,166 |
| Information systems software | 12 years | 17,360,730 |
| Automotive equipment | 3 years | 1,443,255 |
| Leasehold improvements | 5 years | 2,977,723 |
| Information systems in development | - | - |
| | | 50,260,894 |
| Less accumulated depreciation | | 25,654,872 |
| Property and equipment, net | | $ 24,606,022 |

Depreciation expense for the year ended December 31, 2020 approximated $5,444,000.

## Note 6. Goodwill and Intangible Assets

A summary of goodwill is as follows:

| | December 31, 2020 |
|---|---|
| Goodwill | $ 136,176,452 |

A summary of the other intangible assets and their estimated finite lives were as follows:

| | Estimated Useful Lives | December 31, 2020 |
|---|---|---|
| Trade names | 5 to 15 years | $ 24,400,000 |
| Non-competition and license agreements | 2 to 4 years | 2,323,800 |
| Internally developed technology | 2 years | 1,000,000 |
| Customer relationships and other | 2 to 3 years | 488,700 |
| | | 28,212,500 |
| Less accumulated amortization | | 17,836,125 |
| Intangible assets, net | | $ 10,376,375 |

Aggregate amortization expense for intangible assets for the year ended December 31, 2020 approximated $1,607,000. Amortization expense of the finite-lived intangible assets is estimated to approximate $1,607,000 for the next five years.

## Note 7. Notes Payable and Credit Arrangements for Business Operations

The Company was party to a revolving loan agreement, which provided for a total credit facility of up to $475,000,000, which would have terminated on March 9, 2021. This agreement was superseded on December 11, 2020 as the Company entered into a new revolving loan agreement, which increased its total credit facility to $500,000,000 with a maturity date of March 9, 2022.

On December 11, 2020, the Company repaid its prior revolving credit facility in full, which had provided for a total credit facility of up to $475,000,000 with a different lender as lead lender and administrative agent, and entered into a new credit agreement that provided a total credit facility of up to $500,000,000 (the "Credit Facility") with BMO Harris Bank, N.A. ("BMO Bank"), as administrative agent and sole lead arranger, and the other lenders from time to time party thereto. The Credit Facility matures on March 9, 2022. Borrowings under the Credit Facility are collateralized by substantially all of the Company's consumer finance assets, including finance receivables and intangibles. The amount available for future borrowings under the Credit Facility is based on (i) the lesser of 85% of the value of the pool of eligible short-term finance receivables plus 75% of eligible long-term secured finance receivable contracts assets comprising the borrowing base as of the determination date or (ii) the total credit facility amount.

The Credit Facility includes a fee for unused credit ranging from 0.375% to 0.50% based on the average monthly usage of the unused portion of the Credit Facility. For 2020, the fee for unused credit paid by the Company was calculated at a rate of 0.375%. The Credit Facility requires payments of interest only. Borrowings under the Credit Facility bear interest at either (i) LIBOR (with a floor of 0.50%) plus an applicable margin of 2.85%, or (ii) a Base Rate, as defined in the Credit Facility. As of December 31, 2020 the Company has elected to use the LIBOR rate for all its borrowings under the Credit Facility.

The Financial Conduct Authority (which regulates LIBOR) announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee, which identified the Secured Overnight Financing Rate ("SOFR") as its preferred alternative to LIBOR in derivatives and other financial contracts. On November 30, 2020, the Financial Conduct Authority announced a partial extension of this deadline, indicating its intention to cease the publication of the one-week and two-month USD LIBOR settings immediately following December 31, 2021, and the remaining USD LIBOR settings immediately following the LIBOR publication on June 30, 2023. To transition from LIBOR under the Credit Facility, the Company will either utilize the Base Rate (as defined in the Credit Facility) or an alternative benchmark established by the agent in accordance with the terms of the Credit Facility, which will be SOFR, if available or an alternate benchmark that is being widely used in the market at that time as selected by the agent.

The Credit Facility contains various customary operating covenants, including the restricted payments covenant described in more detail below, as well as covenants restricting, among other things, the incurrence of liens, investments, fundamental changes, agreements with affiliates and changes in nature of business. The Credit Facility also contains financial covenants with respect to minimum interest expense coverage ratio and maximum total leverage ratio. As of December 31, 2020, the Company was in compliance with the operating and financial covenants under the Credit Facility.

On October 29, 2019, the Company entered into a revolving line of credit agreement in the amount of $10,000,000, which terminates on June 30, 2021. Advances under the line of credit bear interest at one-month LIBOR plus 2.75% with a floor rate defined as the greater of 1% or the applicable LIBOR rate in effect at any given time, adjusted monthly, and are collateralized by all of the outstanding shares of American Federated Life Insurance Company and a first deed of trust on the Company's corporate office, located in Flowood, MS.

## Note 7. Notes Payable and Credit Arrangements for Business Operations (Continued)

At December 31, 2020, the amount outstanding under the revolving loan agreement was approximately $419,978,000 with an average effective interest rate of 3.37%. The amount outstanding under the revolving line of credit was approximately $9,394,000 with an interest rate of 2.48% at December 31, 2020. Interest is payable monthly.

## Note 8. Subordinated Notes Payable to Members

On June 24, 2014, First Tower, LLC ("FT LLC") issued subordinated term loan notes payable to the members of the Company in the aggregate amount of $313,844,000 pursuant to a subordinated loan agreement (the "Subordinated Loan Agreement"). The proceeds of the subordinated term loans were distributed to the Company, which were then distributed to its members as a return of capital.

Under the terms of the Subordinated Loan Agreement, as subsequently amended, these subordinated term loans initially bore interest at a rate per annum equal to 10% plus a paid-in-kind rate (the "PIK Rate") of 10.5%. Interest accruing at the 10% rate is payable monthly in cash and the PIK Rate interest is payable monthly in cash, at FT LLC's option, subject to certain restrictions as specified by the terms of a subordination and intercreditor agreement with lenders of the Company's credit facility and revolving line of credit (See Note 7). Accruing PIK Rate interest that may be prohibited from being paid currently under the subordination and intercreditor agreement as a result of distributable income limitations from operating subsidiaries is automatically added to the principal of the subordinated term loan notes. Effective on July 1, 2020, the PIK rate was increased to 12%.

The subordinated term loan notes mature on the earlier of June 24, 2024 or six months after the termination of the Company's credit facility. Subject to the subordination and intercreditor agreement, FT LLC may prepay in whole or in part amounts outstanding.

However, any amounts prepaid prior to the third anniversary of the issuance would be subject to a prepayment premium ranging from 1% to 3% depending on the timing of the prepayment. FT LLC's obligations under the subordinated term loan notes are secured by a lien granted to Prospect Capital Corporation as collateral agent for the benefit of the holders of the subordinated term loan notes against all of the LLC interests of its wholly-owned finance company subsidiaries and all other FT LLC assets.

The Subordinated Loan Agreement contains various provisions which require FT LLC to make mandatory prepayments, subject to specified exceptions, with the proceeds of asset dispositions, debt and specified equity issuances, changes of control, and certain other events. In addition to other covenants, the Subordinated Loan Agreement places limits on FT LLC and its subsidiaries' ability to declare dividends or redeem or repurchase capital stock, prepay, redeem or purchase debt, incur liens and engage in sale-leaseback transactions, make loans and investments, incur additional indebtedness, amend or otherwise alter debt and other material agreements, make capital expenditures, engage in mergers, acquisitions and asset sales, transact with affiliates and alter its business. Further, the Subordinated Loan Agreement contains events of default, including cross defaults under other debt obligations of the Company.

In December 2015, the Company issued an additional $5,000,000 in subordinated term loan notes under the same terms as the other subordinated term loan notes. On March 9, 2018, the Company issued an additional $21,137,294 in subordinated tern loan notes under the same terms as the other subordinated term loan notes. At December 31, 2020, the principal amount outstanding of the subordinated term loan notes payable was approximately $339,981,000. Interest expense, including PIK Rate interest, incurred on the subordinated term loan notes approximated $74,163,000 during 2020.

## Note 9. Policy Claim Liabilities

Activity in policy claim reserves, including claim adjustment expenses, by significant lines of business for the year ended December 31, 2020, is summarized as follows:

| *For the year ending December 31, 2020* | Property & Casualty Business | Life & Accident/ Health Business | Total |
|---|---|---|---|
| Balance at January 1, 2020 | $ 395,837 | $ 2,436,222 | $ 2,832,059 |
| Incurred related to current year | 2,081,176 | 6,335,434 | 8,416,610 |
| Incurred related to prior years | (91,774) | 54,032 | (37,742) |
| Total incurred | 1,989,402 | 6,389,466 | 8,378,868 |
| Paid related to current year | 1,715,714 | 4,763,026 | 6,478,740 |
| Paid related to prior years | 163,113 | 1,485,534 | 1,648,647 |
| Total paid | 1,878,827 | 6,248,560 | 8,127,387 |
| Balance at December 31, 2020 | $ 506,412 | $ 2,577,128 | $ 3,083,540 |

Incurred and paid claim development, by accident year for the property and casualty lines of business, for the year ended December 31, 2020, is summarized as follows:

| | Net Incurred Claims for the Year Ended December 31, | | | As of December 31, 2020 | |
|---|---|---|---|---|---|
| ***AFIC Property & Casualty Accounts*** | **2018** | **2019** | **2020** | **Total of Incurred-but-Not-Reported Liabilities Plus Expected Development** | **Cumulative Number of Reported Claims** |
| Accident year | | | | | |
| 2018 | $ 1,102,047 | $ 1,121,019 | $ 1,034,523 | $ 35,181 | 371 |
| 2019 | - | 1,005,001 | 1,023,361 | 86,995 | 321 |
| 2020 | - | - | 2,081,176 | 384,236 | 614 |
| Net incurred claims | $ 1,102,047 | $ 2,126,020 | $ 4,139,060 | | |

| | Net Cumulative Claim Payments for the Year Ended December 31, | | |
|---|---|---|---|
| ***AFIC Property & Casualty Accounts*** | **2018** | **2019** | **2020** |
| Accident year | | | |
| 2018 | $ 825,563 | $ 993,271 | $ 999,342 |
| 2019 | - | 760,550 | 917,592 |
| 2020 | - | - | 1,715,714 |
| Net cumulative claim payments | $ 825,563 | $ 1,753,821 | $ 3,632,648 |
| All outstanding liabilities before 2018, net of reinsurance | | | - |
| Liabilities for claims and claim adjustment expenses, net of reinsurance | | | $ 506,412 |

The incurred but not reported liability for the property and casualty lines of business approximated $506,000 as of December 31, 2020. The average annual percentage payout of incurred claims for the property and casualty lines of business was approximately 78% in year 1, 14% in year 2 and 8% in year 3.

## Note 9. Policy Claim Liabilities (Continued)

Incurred and paid claim development, by accident year for the life and accident/health lines of business, for the year ended December 31, 2020, is summarized as follows:

| *AFLIC Life & Accident/Health Accounts* | Net Incurred Claims for the Year Ended December 31, 2018 | 2019 | 2020 | As of December 31, 2020: Total of Incurred-but-Not-Reported Liabilities Plus Expected Development | As of December 31, 2020: Cumulative Number of Reported Claims |
|---|---|---|---|---|---|
| Accident year | | | | | |
| 2018 | $ 5,102,113 | $ 5,413,464 | $ 5,398,188 | $ 14,813 | 2,285 |
| 2019 | - | 5,934,860 | 6,075,221 | 142,304 | 2,144 |
| 2020 | - | - | 6,335,434 | 952,383 | 1,637 |
| Net incurred claims | $ 5,102,113 | $ 11,348,324 | $ 17,808,843 | | |

| *AFLIC Life & Accident/Health Accounts* | Net Cumulative Claim Payments for the Year Ended December 31, 2018 | 2019 | 2020 |
|---|---|---|---|
| Accident year | | | |
| 2018 | $ 3,785,420 | $ 5,061,950 | $ 5,294,189 |
| 2019 | - | 3,949,092 | 5,177,666 |
| 2020 | - | - | 4,763,026 |
| Net cumulative claim payments | $ 3,785,420 | $ 9,011,042 | $ 15,234,881 |
| All outstanding liabilities before 2018, net of reinsurance | | | 3,166 |
| Liabilities for claims and claim adjustment expenses, net of reinsurance | | | $ 2,577,128 |

The incurred but not reported liability for the life and accident/health lines of business approximated $1,111,000 as of December 31, 2020.

## Note 10. Income Taxes

The Company's insurance subsidiaries file income tax returns in the U. S. federal jurisdiction and in the states in which they operate. The multiple state tax jurisdictions in which the insurance subsidiaries operate require the appropriate allocation of income and expense to each state based on a variety of apportionment or allocation bases.

The income tax benefit of the Company's insurance subsidiaries for the years ended December 31, 2020 and 2019 consisted of the following:

| *December 31,* | **2020** |
|---|---|
| Current benefit | $ (30,799) |
| Deferred benefit | 436,466 |
| Income tax benefit | $ 405,667 |

The Company did not have unrecognized tax benefits as of December 31, 2020 and does not expect this to change significantly over the next 12 months. It is the Company's policy to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2020, the Company had no accrued interest or penalties related to uncertain tax positions.

## Note 10. Income Taxes (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes relating to the Company's insurance subsidiaries. The tax effects of significant items comprising the Company's net deferred tax liability and asset were as follows:

| *December 31,* | | 2020 |
|---|---|---|
| Deferred tax assets: | | |
| Policy claim reserves and unearned premiums | $ | 2,938,097 |
| Net operating and capital loss carryforwards | | 783,607 |
| | | 3,721,704 |
| Deferred tax liabilities: | | |
| Remaining reserve adjustment | | 172,557 |
| Goodwill and intangible assets | | 5,057,266 |
| Deferred acquisition costs | | 6,002,593 |
| Unrealized gain on equity securities | | 54,219 |
| Unrealized gain on debt securities available for sale | | 776,573 |
| | | 12,063,208 |
| Deferred tax liabilities, net | $ | (8,341,504) |

The income tax benefit differs from the amount computed by applying the federal statutory rate of 21% to income before income taxes as follows:

| *December 31,* | | 2020 |
|---|---|---|
| Consolidated loss before taxes | $ | 3,249,852 |
| Less: non-taxable entities | | 1,461,617 |
| Income before taxes from taxable entities | $ | 1,788,235 |
| Tax based on federal statutory rate | $ | 375,530 |
| Non-taxable interest income | | (122,395) |
| State income taxes and other | | 154,524 |
| Transactional costs | | (27,678) |
| AMT and adjustments to prior year taxes | | 25,686 |
| Income tax expense | $ | 405,667 |

The Company's insurance subsidiaries have approximately $2,177,000 in federal and $690,000 in state net operating loss carryforwards, that will expire in 2032, if not used.

## Note 11. Employee Profit Sharing Plan

The Company established three profit sharing plans covering substantially all the Company's employees. A nonstandardized profit sharing plan was established for managers on January 1, 2015. Employer and participants' contributions are nonelective and at the sole discretion of the employer. Contributions are allocated as a uniform percentage of participant compensation.

The Company also established a plan which is intended to providing selected officers, members of the executive group, home office or district supervisors of the Company or its Affiliates, or the assistant to the chief executive officer of the Company, incentive awards for superior performance. The plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code. The plan is also intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

Remaining employees are covered by a 401(k) provision which allows employees to contribute salary subject to the maximum contribution allowed by the IRS. The Company matches 50% of the first 6% of employee contributions. Additional contributions may be made at the discretion of the Company. Profit sharing expense approximated $2,377,000 for the year ended December 31, 2020.

## Note 12. Members Equity

The Company's capital structure consists of four classes of member common units. All classes of common units, except for Class D common units, share in the profits and losses of the Company and in the distributions of member capital on a pro-rata basis in proportion to total number of such units outstanding. The four classes of member common units are as follows:

- Class A common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 119,488,028 Class A common units issued to members outstanding as of December 31, 2020. Issuance of additional Class A common units in excess of 10% of the fully diluted outstanding units of Class A and Class B common units require the approval of at least 81% of the outstanding Class A common units.

- Class B common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 68,031 Class B common units as of December 31, 2020.

- Class C common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. As of December 31, 2020, no Class C common units have been issued. These units will be issued upon the conversion of Class D common units.

- Class D common units – These units have no voting rights and are unvested upon issuance. Class D common units vest over a ten-year period beginning June 15, 2012 at 10% per year. Unvested Class D common units are forfeited upon the termination of the holder's employment for any reason. Each holder of Class D common units has the right to convert such units to Class C common units at a ratio of four Class D common units for one Class C common unit provided that (i) the date of such conversion occurs no earlier than the 10th anniversary of June 15, 2012, (ii) such holder notifies the Company thirty days prior to conversion, and (iii) the internal rate of return as of the most recent fiscal quarter exceeds a pre-defined minimum. On June 14, 2012, the Company entered into employment contracts with two key executives and, in connection therewith, granted these executives 12,941,176 unvested Class D common units with an estimated fair value at date of grant of approximately $698,000. Compensation expense related to Class D common units approximated $70,000 annually for the year ended December 31, 2020.

## Note 12. Members Equity (Continued)

Members have no power to vote on any matter except matters on which a vote of units is required pursuant to the Company's Operating Agreement. The Operating Agreement provides for, among other things, limitations on the transfer of member units, rights of first refusal, pre-emptive rights, and certain call and put provisions.

## Note 13. Statutory Financial Information of Insurance Subsidiaries

GAAP differs in certain respects from the accounting practices prescribed or permitted by insurance regulatory authorities (Statutory). A reconciliation between net income and stockholder's equity of the Company's insurance subsidiaries as reported under GAAP and Statutory follows as of December 31, 2020:

| *December 31, 2020* | **Net Income** | **Stockholder's Equity** |
|---|---|---|
| GAAP basis including effects of purchase accounting | $1,437,255 | $94,512,200 |
| Adjustments to: | | |
| Non-admitted assets | - | (98,076) |
| Accumulated depreciation | - | 34,132 |
| Investment securities and related unrealized gains | (552,395) | (3,131,539) |
| Deferred acquisition costs | (844,444) | (27,894,510) |
| Goodwill and intangible assets | - | (41,975,470) |
| Policy claim reserves and unearned premiums | 572,116 | 6,712,738 |
| Deferred income taxes and income taxes payable | 436,466 | (4,038,898) |
| Asset valuation and interest maintenance reserves | 50,474 | (476,226) |
| Statutory Basis | $ 1,099,472 | $ 23,644,351 |

Under state statutes, each of the insurance subsidiaries is required to maintain minimum capital and surplus of $1,500,000. The Company's insurance subsidiaries paid extraordinary dividends, which were approved by the Mississippi Insurance Department, of $5,000,000 in 2020 in addition to regular dividends.

Insurance regulations limit the amount of dividends that may be paid without approval of the insurance subsidiaries' regulatory agency. At December 31, 2020, there were no undistributed earnings and surplus available for future distributions as dividends are not permitted, without the prior approval of the State of Mississippi Insurance Department.

The National Association of Insurance Commissioners (NAIC) measures the adequacy of an insurance company's capital by its risk-based capital ratio (the ratio of its total capital, as defined, to its risk-based capital). The requirements provide a measurement of minimum capital appropriate for an insurance company to support its overall business operations based upon its size and risk profile which considers (i) asset risk, (ii) insurance risk, (iii) interest rate risk, and (iv) business risk. An insurance company's risk-based capital is calculated by applying a defined factor to various statutory-based assets, premiums, and reserve items, wherein the factor is higher for items with greater underlying risk.

## Note 13. Statutory Financial Information of Insurance Subsidiaries (Continued)

The State of Mississippi statutes have provided levels of progressively increasing regulatory action for remedies when an insurance company's risk-based capital ratio falls below a ratio of 2:1. As of December 31, 2020 (latest information available), the Company's insurance subsidiaries were in compliance with these minimum capital requirements as follows:

| *December 31, 2020* | AFLIC | AFIC |
|---|---|---|
| Total adjusted capital | $ 8,446,881 | $ 15,222,593 |
| Authorized control level risk-based capital | 970,075 | 4,163,940 |
| Ratio of adjusted capital to risk based capital | 8.7:1 | 3.6:1 |

## Note 14. Leases

The Company leases office facilities under non-cancellable operating leases. Rental expense, included in other operating expenses on the consolidated statement of operations and comprehensive income, approximated $3,270,000 for the year ended December 31, 2020. Future minimum lease payments at December 31, 2020 are as follows:

| | |
|---|---|
| Fiscal Year 2021 | $ 2,718,022 |
| Fiscal Year 2022 | 2,193,362 |
| Fiscal Year 2023 | 1,735,055 |
| Fiscal Year 2024 | 1,034,265 |
| Fiscal Year 2025 | 356,978 |
| Thereafter | 53,955 |
| | $ 8,091,637 |

## Note 15. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of finance receivables. Concentrations of credit risk with respect to finance receivables are limited due to the large number of customers comprising the Company's customer base. These finance receivables are mainly from customers located in Mississippi, Louisiana, Alabama, Illinois and Missouri. The Company also has a risk that its customers will seek protection from creditors by filing under bankruptcy laws. When a customer files for bankruptcy protection, the Company must cease collection activities and petition the bankruptcy court to obtain its collateral or work out a court-approved bankruptcy plan that involves the Company and all other creditors of the customer. It is the Company's experience that such plans can take an extended period to conclude and often involve a reduction of the interest rate to a court-approved rate.

At December 31, 2020, the Company had funds on deposit with depository and investment institutions in excess of insured limits of approximately $9,257,000. The Company periodically assesses the financial condition of the financial institutions in which it conducts transactions and believes the risk of any loss is minimal.

## Note 16. Fair Value Measurements

The fair value measurements by input level at December 31, 2020 for assets and liabilities measured at fair value on a recurring basis follow:

| *December 31, 2020* | Total | Level 1 | Level 2 | Level 3 |
|---|---|---|---|---|
| Equity securities | $ 2,215,983 | $ 2,215,983 | $ - | $ - |
| Available-for-sale debt securities: | | | | |
| U.S. Government agencies and corporations | 10,751,900 | 10,751,900 | - | - |
| Obligations of states and political subdivisions | 37,877,831 | - | 37,877,831 | - |
| Corporate securities | 14,630,696 | - | 14,630,696 | - |
| Commercial mortgage-backed securities | 131,500 | - | 131,500 | - |
| | $ 65,607,910 | $ 12,967,883 | $ 52,640,027 | $ - |

Certain assets and liabilities are potentially measured at fair value on a nonrecurring basis (for example, when there is evidence of impairment). Assets measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), and intangible assets and other non-financial long-lived assets subject to measurement at fair value for impairment assessment. During the year ended December 31, 2020, certain foreclosed real estate assets, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for credit losses based upon the fair value of the foreclosed asset. The fair value of a foreclosed asset, upon initial recognition, is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. Foreclosed assets measured at fair value upon initial recognition during the year ended December 31, 2020 were not material.

## Note 17. Related Party Transactions

The Company paid fees to its members for the management of its operations in the amount of $2,998,000 in 2020. First Tower LLC (parent of Tower Loan) and the members of First Tower Finance Company LLC (the parent of First Tower LLC) entered into a new revolving credit facility as discussed in Note 7. At the time the facility was entered into, there were payments of fees to members totaling $12,492,000 for retention bonuses and management fees. Payments to these related parties were expensed as incurred.

## Note 18. Contingencies

As of December 31, 2020, the Company is involved in various legal actions resulting from normal business activities. Many of these actions do not specify an amount of damages. Also, many of these actions are in very early stages of discovery or discovery has not begun. As a result, legal counsel is unable to provide an estimate of the probability or range of potential exposure. However, and based on its experience with lawsuits alleging similar claims management is of the opinion that the resolution of such actions will not result in a material adverse effect on the consolidated financial statements.

## Note 19. Uncertainties

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a "Public Health Emergency of International Concern" and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates.

It is unknown how long the adverse conditions associated with the coronavirus will last and what the complete financial effect will be to the Company. Although the Company initially experienced a decline in origination, as of the date the financial statements were available to be issued, origination has returned to normal. This has resulted in record low delinquency and losses. The Company estimates this trend to continue at least until the third quarter of 2021 given the latest round of stimulus payments from The American Rescue Plan Act of 2021.

Additionally, it is reasonably possible that estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, including the allowance for credit losses and the fair values of investments in debt and equity securities.

## Note 20. Subsequent Events

On June 30, 2021, First Tower, LLC issued additional subordinated term loan notes payable to the members of the Company in the aggregate amount of $62,457,513 pursuant to the Subordinated Loan Agreement. The proceeds of the subordinated term loans were distributed to the Company, which were then distributed to its members as a return of capital. The Company paid fees to the members of the Company totaling $7,042,680 upon the issuance of the additional subordinated term notes payable.

The credit agreement with BMO Bank was amended on August 12, 2021, which increased the Credit Facility to $600,000,000 and extended its maturity to August 12, 2024. Also, the Subordinated Loan Agreement was amended on August 12, 2021, which extended its maturity to the earlier of February 18, 2025 or six months after the maturity of the Credit Facility. In connection with these amendments, the Company incurred fees which are payable to the members of the Company totaling $9,036,582.